Exhibit 5.1

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

August 9, 2013

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sunshine Heart, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 318,993 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be issued pursuant to awards under the Sunshine Heart, Inc. New-Hire Equity Incentive Plan (the “Plan”).

Based on our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Plan and the awards thereunder, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

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